SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Under Rule 14a-12

SEATTLE GENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

To Our Stockholders:

You are cordially invited to attend the Special Meeting of Stockholders of Seattle Genetics, Inc., to be held on [            ], 2003. Enclosed are the notice of this special meeting, a proxy statement and a proxy card. Please note that the meeting will be held at [            ] local time at our principal offices located at 21823 - 30th Drive SE, Bothell, WA 98021.

The Special Meeting is being held for the following purposes as described in the enclosed proxy statement:

•	To consider and vote upon a proposal to:

•	approve a private placement of $41 million of our Series A convertible preferred stock and warrants to purchase 2,050,000 shares of our common stock pursuant to a Securities Purchase Agreement dated May 12, 2003, as amended by Amendment No. 1 dated May 14, 2003, to entities affiliated with J.P. Morgan Partners, Baker Brothers Investments, Delphi Ventures, BA Venture Partners and T. Rowe Price Health Sciences Fund, Inc.;

•	authorize the issuance of 16,400,000 shares of our common stock upon conversion of the Series A convertible preferred stock; and

•	authorize the issuance of 2,050,000 shares of our common stock upon exercise of the warrants.

•	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

As described in the enclosed materials, our Board of Directors has approved the matters included in this proposal and believes that the matters included therein are fair to, and in the best interests of, us and our stockholders. The Board of Directors recommends a vote “for” the proposal.

It is important that your shares be represented at the Special Meeting, so please complete and return the enclosed proxy card as soon as possible.

Sincerely,

Clay B. Siegall, Ph.D

President and Chief Executive Officer

21823 - 30th Drive S.E.

Bothell, Washington 98021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held [            ], 2003

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Seattle Genetics, Inc. (“we”, “us”, “our” or “Seattle Genetics”), a Delaware corporation, will be held on [            ], 2003 at [            ] local time at our principal offices at 21823 - 30th Drive SE, Bothell, WA 98021, for the following purposes:

•	To consider and vote upon a proposal to:

•	approve a private placement of $41 million of our Series A convertible preferred stock and warrants to purchase 2,050,000 shares of our common stock pursuant to a Securities Purchase Agreement dated May 12, 2003, as amended by Amendment No. 1 dated May 14, 2003, to entities affiliated with J.P. Morgan Partners, Baker Brothers Investments, Delphi Ventures, BA Venture Partners and T. Rowe Price Health Sciences Fund, Inc.;

•	authorize the issuance of 16,400,000 shares of our common stock upon conversion of the Series A convertible preferred stock; and

•	authorize the issuance of 2,050,000 shares of our common stock upon exercise of the warrants.

•	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

You can find more information about the foregoing items of business in the attached proxy statement.

The Board of Directors has fixed the close of business on [            ], 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

We cordially invite all stockholders to attend the Special Meeting in person. However, whether or not you expect to attend the Special Meeting in person, please vote by Internet, by telephone or by marking, dating, signing and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Special Meeting. If you vote by Internet, by telephone or by sending in your proxy card, but then decide to attend the Special Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Sincerely,

Eric L. Dobmeier

Secretary

Bothell, Washington

[            ], 2003

YOUR VOTE IS IMPORTANT There are three ways to vote: By Internet, by telephone or by marking, dating and signing the enclosed proxy card and mailing it promptly in the enclosed return envelope.

SEATTLE GENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for a Special Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set [            ], 2003 as the record date for the Special Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Special Meeting, with each share entitled to one vote. There were [            ] shares of common stock outstanding on the record date.

Voting materials, which include this proxy statement and a proxy card, were mailed to stockholders on or about [            ], 2003.

In this proxy statement:

•	“We,” “us,” “our” and “Seattle Genetics” refer to Seattle Genetics, Inc.

•	“Special Meeting” means our [ ], 2003 Special Meeting of Stockholders.

•	“Transaction” and “private placement” mean our proposed private placement of Series A convertible preferred stock and warrants to purchase shares of our common stock.

•	“Proposal” means the proposal presented for approval at the Special Meeting to approve the private placement.

•	“Board of Directors” or “Board” means our Board of Directors.

•	“SEC” means the Securities and Exchange Commission.

We have summarized below important information with respect to the Special Meeting.

TIME AND PLACE OF THE SPECIAL MEETING

The Special Meeting is being held on [            ], 2003 at [            ] local time at our principal offices located at 21823 - 30th Drive S.E., Bothell, Washington 98021.

All stockholders who owned shares of our common stock as of [            ], 2003, the record date, may attend and vote on the proposals considered at the Special Meeting.

PURPOSE OF THE PROXY STATEMENT AND PROXY CARD

You are receiving this proxy statement and proxy card from us because you owned shares of our common stock on [            ], 2003, the record date. This proxy statement describes a proposal on which we would like you, as a stockholder, to vote. It also gives you information on this proposal so that you can make an informed decision.

When you sign the proxy card, you appoint Clay B. Siegall and H. Perry Fell as your representatives at the Special Meeting. Clay B. Siegall and H. Perry Fell will vote your shares, as you have instructed them on the proxy card, at the Special Meeting. This way, your shares will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting it is a good idea to complete, sign and return your proxy card in advance of the Special Meeting in the event your plans change.

VOTING PROCEDURE

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Special Meeting.

We will pass out written ballots to anyone who wants to vote at the Special Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Special Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in street name and you wish to attend the Special Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Special Meeting.

You may vote by telephone or electronically via the Internet.

To submit your proxy by telephone or via the Internet, follow the instructions on the proxy card.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to Seattle Genetics, at our principal offices located at 21823 30th Drive SE, Bothell, WA 98021 (Attention: Eric Dobmeier, Secretary and General Counsel), a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Special Meeting and voting in person.

MULTIPLE PROXY CARDS

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

QUORUM REQUIREMENT

Shares are counted as present at the Special Meeting if the stockholder either:

•	is present and votes in person at the Special Meeting, or

•	has properly submitted a proxy card.

A majority of our outstanding shares as of the record date must be present at the Special Meeting (either in person or by proxy) in order to hold the Special Meeting and conduct business. This is called a “quorum.”

CONSEQUENCES OF NOT RETURNING YOUR PROXY; BROKER NON-VOTES

If your shares are held in your name, you must return your proxy (or attend the Special Meeting in person) in order to vote on the proposal. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder or the proposal to approve the private placement being presented at the Special Meeting). Because the proposal to be voted on at the Special Meeting is a non-routine matter, your broker may turn in a proxy card for uninstructed shares but the proxy card must expressly state that the broker is not voting on the proposal presented at the Special Meeting. This is called a “broker non-vote”.

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Special Meeting.

EFFECT OF ABSTENTIONS

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

REQUIRED VOTE

The approval of the proposal presented at the Special Meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting.

VOTE SOLICITATION; NO USE OF OUTSIDE SOLICITORS

Seattle Genetics is soliciting your proxy to vote your shares at the Special Meeting. In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, via the Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

VOTING PROCEDURES

Votes cast by proxy or in person at the Special Meeting will be tabulated by a representative of Mellon Investor Services, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Special Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Special Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned but not marked will be voted FOR the approval of the proposal presented at the Special Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware General Corporate Law concerning voting of shares and determination of a quorum.

PUBLICATION OF VOTING RESULTS

We will announce preliminary voting results at the Special Meeting. We intend to publish the final results in our quarterly report on Form 10-Q for the quarter during which the Special Meeting is held, which we will file with the SEC. You can get a copy by contacting our Investor Relations Department at (425) 527-4000, by calling the SEC at (800) 732-0330 for the location of the nearest public reference room or through the EDGAR system at www.sec.gov.

PROPOSAL

APPROVAL OF THE PRIVATE PLACEMENT

INTRODUCTION

We are asking you to approve the issuance and sale, through a private placement, of $41 million of our Series A convertible preferred stock to entities affiliated with J.P. Morgan Partners, Baker Brothers Investments, Delphi Ventures, BA Venture Partners and T. Rowe Price Health Sciences Fund, Inc., as well as the issuance of 16,400,000 shares of our common stock upon conversion of the Series A convertible preferred stock, the issuance of warrants to purchase 2,050,000 shares of our common stock and the issuance of 2,050,000 shares of our common stock upon the exercise of such warrants. The Series A convertible preferred stock will have the rights, preferences and privileges set forth in the Certificate of Designations of Series A Convertible Preferred Stock included as an exhibit to the Securities Purchase Agreement that we entered into with the Series A investors on May 12, 2003, as amended by Amendment No. 1 dated as of May 14, 2003, copies of which are included as exhibits to our Form 8-K filed with the SEC on May 15, 2003. The purchase price of the Series A convertible preferred stock will be $25.00 per share and we will issue 1,640,000 shares of the Series A convertible preferred stock. Each share of Series A convertible preferred stock will initially be convertible into 10 shares of common stock at a fixed conversion price of $2.50 per share, subject to adjustment for certain events, including stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of our common stock.

J.P. Morgan Partners, LLC, formerly Chase Capital Partners, is a global partnership with over $24 billion under management. It is a leading provider of private equity and has closed over 1,000 individual transactions since its inception in 1984. J.P. Morgan Partners has more than 140 investment professionals in eight offices throughout the world. J.P. Morgan Partners’ primary limited partner is J.P. Morgan Chase & Co., one of the largest financial institutions in the United States.

Baker Brothers Investments is a life sciences focused investment firm. Co-founded in 1994 by Julian Baker and Felix Baker, Ph.D, Baker Brothers Investments is one of the larger private sources of capital focused on publicly traded life sciences companies.

The first paragraph of the Introduction is a brief summary of some of the principal terms of the private placement. A more detailed description is contained below in this proxy statement under the captions “Effects of the Proposed Investment on Seattle Genetics,” “The Securities Purchase Agreement,” “The Option Agreement,” “The Investor Rights Agreement,” “Terms of the Series A Convertible Preferred Stock,” “Terms of the Warrants” and “Regulatory Sideletter.” This summary and the more detailed descriptions below are qualified by reference to the Securities Purchase Agreement, Amendment No. 1 thereto, the Joinder Agreement, the Option Agreement, form of Certificate of Designations of Rights, Preferences and Privileges of Series A Convertible Preferred Stock, form of Investor Rights Agreement and form of Warrant attached as exhibits to our Form 8-K filed with the SEC on May 15, 2003.

REASONS FOR THE TRANSACTION

The principal reasons for the private placement of Series A convertible preferred stock are to provide us with additional working capital for ongoing and planned clinical trials, research and development programs and general corporate purposes. We believe that obtaining additional capital will allow us to advance our pipeline of product candidates and further develop our antibody-based technologies. We believe that the best option for us is to obtain this additional financing through the private placement.

BACKGROUND OF THE TRANSACTION

Our Board and management considered a number of financing alternatives prior to entering into the Securities Purchase Agreement for this transaction. Over the past six months, our management has met with more than ten private equity groups and several investment banks specializing in private placements. We also evaluated other types of financing alternatives, including corporate partnering transactions and acquisitions of companies with substantial cash balances. Several of these opportunities generated potential financing proposals, which were discussed by our Board of Directors but which the Board of Directors ultimately determined were not in our stockholders’ best interest.

J.P. Morgan Partners and Baker Brothers Investments began conducting due diligence on us in late 2002. Discussions continued throughout early 2003, and in early April 2003 we signed a non-binding, preliminary term sheet summarizing the principal terms and conditions of the transaction with J.P. Morgan Partners and Baker Brothers Investments. In mid-April 2003, J.P. Morgan Partners’ counsel provided Seattle Genetics and our counsel with proposed definitive agreements based on the term sheet and the additional discussions between Seattle Genetics and the Series A investors. From mid-April 2003 through May 12, 2003, Seattle Genetics, J.P. Morgan Partners, Baker Brothers Investments, the other Series A investors, and their respective legal counsel, held numerous telephone conferences during which the Securities Purchase Agreement and various related documents were discussed and negotiated.

At a meeting of Seattle Genetics’ Board of Directors held on May 8, 2003, the Board of Directors voted unanimously to enter into the Securities Purchase Agreement, subject to our receipt from CIBC World Markets Corp. (CIBC World Markets) of an opinion as to the fairness of the Series A financing to our stockholders. In the course of reaching its decision to approve and adopt the Securities Purchase Agreement, our Board of Directors consulted our senior management and outside legal counsel and reviewed a significant amount of information and considered a significant number of factors including, but not limited to, the size of the transaction, the purchase price at the time of approval of the transaction, the terms of the Series A convertible preferred stock, including liquidation preference, voting rights and board representation and the identity of the investors. In view of the wide variety of material factors considered in connection with the evaluation of the private placement and the complexity of these matters, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of our Board of Directors may have given different weight to different factors.

On May 12, 2003, Seattle Genetics and the Series A investors signed the definitive agreements for the sale and issuance of $40 million of Series A convertible preferred stock and warrants to purchase 2,000,000 shares of common stock. We announced this transaction and held a conference call with stockholders on May 13, 2003. On May 14, 2003, our Board of Directors approved increasing the size of the financing to $41 million of Series A convertible preferred stock and warrants to purchase 2,050,000 shares of common stock to include T. Rowe Price Health Sciences Fund, Inc. as a Series A investor. The private placement is subject to the stockholder approval being solicited by this proxy statement.

The press release regarding the announcement of the private placement was filed on Form 8-K with the SEC on May 15, 2003, including as exhibits the Securities Purchase Agreement, Amendment No. 1 thereto, Joinder Agreement, Option Agreement, form of Certificate of Designations, form of Investor Rights Agreement and form of Warrant. We also obtained the opinion of CIBC World Markets, described below and attached as Annex A, as part of our Board’s review and approval of the transaction.

Effects of the Proposed Investment on Seattle Genetics

The Series A investors have committed to invest $41 million for 1,640,000 shares of Series A convertible preferred stock, which will be convertible into 16,400,000 shares of our common stock at a fixed conversion price of $2.50 per share, subject to adjustment in certain events including stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of our common stock. As of May 15, 2003 we had 30,792,344 shares of common stock outstanding. After the private placement, the Series A investors will hold shares representing approximately 34.8% of the total shares outstanding, excluding the shares of common stock issuable upon exercise of the warrants. 2,050,000 shares of our common stock will be issuable upon the exercise of warrants issued in the private placement at an exercise price per share of $6.25 per share. The issuance of the Series A convertible preferred stock in the private placement and the shares, if any, issued on exercise of the warrants will result in dilution of your ownership interest in Seattle Genetics.

The holders of the Series A convertible preferred stock will have the rights and preferences described in this proxy statement. Because the holders of Series A convertible preferred stock will own a significant percentage of Seattle Genetics on an as-converted basis they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the approval of mergers, consolidations and the sale of all or substantially all of our assets.

The holders of the Series A convertible preferred stock will have a liquidation preference under certain circumstances in a liquidation, winding-up or dissolution of Seattle Genetics or a merger, acquisition or sale of all or substantially all of Seattle Genetics’ assets as described in more detail in “Terms of the Series A Convertible Preferred Stock—Rights Upon Liquidation.”

The holders of the Series A convertible preferred stock will be entitled to elect two members of our Board of Directors, voting as a separate class. The holders of the Series A convertible preferred stock will also have a separate class vote with respect to a number of significant corporate transactions as described below in “Terms of the Series A Convertible Preferred Stock—Voting Rights.”

The ownership by the holders of Series A convertible preferred stock of a substantial percentage of our total voting power and the terms of the Series A convertible preferred stock could make it more difficult and expensive for a third party to pursue a change of control of Seattle Genetics. Future sales in the public market of the common stock acquired upon conversion of the Series A convertible preferred stock or upon the exercise of warrants to purchase common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

Opinion of CIBC World Markets

Seattle Genetics engaged CIBC World Markets to evaluate the fairness, from a financial point of view, to the stockholders of Seattle Genetics that are not Series A investors of the consideration to be received by Seattle Genetics in connection with the Transaction. On May 12, 2003, CIBC World Markets reviewed with a subcommittee of our Board of Directors its financial analysis of the consideration payable in the Transaction and rendered to the subcommittee its oral opinion (confirmed by a written opinion dated May 12, 2003) for delivery to our full Board of Directors, to the effect that, as of the date of the opinion and based on and subject to the matters described in such opinion, the consideration to be received by Seattle Genetics in the Transaction was fair from a financial point of view to Seattle Genetics.

CIBC World Markets’ opinion was provided to our Board of Directors in connection with its evaluation of the Transaction and relates only to the fairness to the stockholders of Seattle Genetics that are not Series A investors of the consideration to be received by Seattle Genetics in connection with the Transaction. The opinion does not address any other aspect of the Transaction and does not constitute a recommendation as to how any stockholder should vote or act with respect to matters relating to the Transaction. The full text of CIBC World Market’s written opinion, dated May 12, 2003, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex A. You are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, CIBC World Markets:

•	reviewed Seattle Genetics’ annual report on Form 10-K for the fiscal year ended December 31, 2002 and Seattle Genetics’ quarterly report on Form 10-Q for the quarter ended March 31, 2003;

•	reviewed copies of the following agreements provided to CIBC World Markets by Seattle Genetics on May 9, 2003 (the “Transaction Documents”):

•	Summary of Principal Terms and Conditions for the Preferred Stock Investment dated April 9, 2003;

•	Form of Certificate of Designations of Series A Convertible Preferred Stock;

•	Form of Investor Rights Agreement;

•	Securities Purchase Agreement dated as of May 12, 2003;

•	Form of Warrant;

•	Option Agreement dated as of May 12, 2003; and

•	Form of Regulatory Sideletter.

•	met telephonically with certain members of the senior management of Seattle Genetics to discuss the operations, financial condition, future prospects and projected operations and performance of Seattle Genetics;

•	reviewed forecasts and projections prepared by Seattle Genetics’ management with respect to Seattle Genetics for the years ended December 31, 2003 through 2009;

•	reviewed the historical market prices and trading volume for Seattle Genetics’ publicly traded securities;

•	reviewed publicly available financial data for certain companies that CIBC World Markets deemed comparable to Seattle Genetics, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

•	conducted other studies, analyses and inquiries as CIBC World Markets has deemed appropriate.

The type and amount of consideration payable in the Transaction was determined through negotiation between Seattle Genetics and the Series A investors and the decision to enter into the Transaction was solely that of the Board of Directors. CIBC World Markets opinion was only one of many factors considered by our Board of Directors in its evaluation of the Transaction and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Transaction or the consideration payable in the Transaction.

In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification, that the financial and other information reviewed by CIBC World Markets was accurate and complete, that Seattle Genetics’ financial forecasts and projections used in its analyses were reasonably prepared and reflected the best currently available estimates and judgments of Seattle Genetics’ management as to the future financial results and condition of Seattle Genetics, and that no material changes (individually or in the aggregate) in Seattle Genetics’ assets, financial condition, business or prospects had occurred since the date of the most-recent financial statements made available to CIBC World Markets. CIBC World Markets relied, at the direction of Seattle Genetics’ management, without independent verification or investigation, on the assessments of Seattle Genetics’ management of the existing and future technology and product candidates. CIBC World Markets also relied, at the direction of Seattle Genetics’ management, without independent verification or investigation, on the assessments of Seattle Genetics’ management of the probability that the future financial results reflected in the financial forecasts prepared by Seattle Genetics’ management relating to Seattle Genetics, including the estimated revenue expected to be generated from Seattle Genetics’ product candidates, will be realized as well as to the amount and timing of those future financial results if realized.

CIBC World Markets did not make any physical inspection of any of the properties of Seattle Genetics and did not make or obtain any independent evaluations or appraisals of the assets of liabilities, contingent or otherwise, of Seattle Genetics. CIBC World Markets expressed no opinion as to the tax or legal consequences of the Transaction or the Transaction Documents, Seattle Genetics’ underlying valuation, future performance or long-term viability, or the prices at which Seattle Genetics’ securities may trade or otherwise be transferable at any other time. CIBC World Markets expressed no view as to, and its opinion does not address, the underlying business decision to effect the Transaction or to enter into the Transaction documents and its opinion does not address the relative merits of the Transaction as compared to alternative business strategies that might exist for Seattle Genetics or the effect of any transaction in which Seattle Genetics might engage. CIBC World Markets was not requested to, and did not, solicit third party indications of interest in financing or acquiring all or any part of Seattle Genetics, nor did CIBC World Markets participate in the negotiation or structuring of the Transaction or the

Transaction documents. CIBC World Markets’ opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Except as described above, Seattle Genetics imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

The following is a summary of the material financial analyses underlying CIBC World Markets’ opinion to the Board of Directors in connection with the Transaction. This summary is not a complete description of CIBC World Markets’ opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.

In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of this opinion, many of which are beyond Seattle Genetics’ control. No company, transaction or business used in the analyses as a comparison is identical to Seattle Genetics or the Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other facts that could affect the acquisition, public trading and other values of the companies, business segments or transactions analyzed.

The estimates contained in and the results derived from CIBC World Markets’ analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates contained in and the results derived from CIBC World Markets’ analyses are inherently subject to uncertainty.

Selected Companies Analysis.

CIBC World Markets compared financial and stock market information of Seattle Genetics and the following seven selected publicly held companies in the biotechnology industry:

•	Applied Molecular Evolution, Inc.

•	ImmunoGen, Inc.

•	MorphoSys AG

•	NeoRx Corporation

•	Novuspharma SpA

•	Peregrine Pharmaceuticals, Inc.

•	Rigel Pharmaceuticals, Inc.

CIBC World Markets reviewed enterprise values, calculated as equity value plus debt, minority interests, preferred stock and out-of-the money convertible securities, less cash and investments. CIBC World Markets then utilized a range of selected enterprise values, derived from the selected companies in order to derive an implied per share equity reference range for Seattle Genetics. Enterprise values were based on closing stock prices on May 9, 2003. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates and estimated financial data for Seattle Genetics were based on Seattle Genetics’ internal estimates.

Discounted Earnings Per Share Analysis.

In applying the Discounted EPS analysis, CIBC World Markets started with management’s estimate of Seattle Genetics’ 2009 projected revenues, adjusted for the probability of achieving commercialization as determined using published estimates of clinical success, and applied a normalized net margin based on commercial-stage biotechnology comparables. The implied net income in 2009 was then divided by management’s projected fully diluted share count. The price-to-earnings multiple of a universe of selected commercial-stage biotech companies was applied to the resulting probability weighted projected earnings per share in order to calculate an implied price per share in 2009. A normalized cost of capital was then used to discount the implied share price to the present.

Private Investment in Public Equities (PIPE) Study

CIBC World Markets reviewed selected PIPE transactions announced since January 1, 2001 involving biopharmaceutical companies with market capitalizations, prior to such transaction, of between approximately $20 million and $200 million and in which the cash proceeds raised in such transaction were approximately 10% to 100% of such market capitalization. The transactions examined were segregated into three categories: Common stock without warrants, common stock with warrants, and preferred stock (with and without warrants). Warrant values were calculated using the Black-Scholes warrant pricing model and the values of the warrants was included in determining the net discount or premium to the 1-day closing price and the 30-day volume weighted average price. These discounts to market were applied to the implied per share prices of Seattle Genetics common stock as determined by the Selected Companies enterprise valuation and the Discounted Earnings Per Share valuation.

Miscellaneous

Seattle Genetics has agreed to pay CIBC World Markets a fee of $250,000 for its opinion services. In addition, we have agreed to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Seattle Genetics for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Seattle Genetics retained CIBC World Markets based on CIBC World Markets’ reputation and experience. CIBC World Markets is an internationally recognized investment banking firm, and as part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements, and other purposes.

The Securities Purchase Agreement

General

On May 12, 2003, we entered into a Securities Purchase Agreement with entities affiliated with J.P. Morgan Partners, Baker Brothers Investments, Delphi Ventures and BA Venture Partners pursuant to which these investors agreed to purchase $40 million of our Series A convertible preferred stock and warrants to purchase 2,000,000 shares of our common stock. On May 14, 2003, we and the Series A investors agreed to amend the terms of the purchase agreement to allow T. Rowe Price Health Sciences Fund, Inc. to participate in the financing by purchasing $1 million of Series A convertible preferred stock and warrants to purchase 50,000 shares of our common stock, thereby increasing the total size of the financing to $41 million. The summary below is qualified by reference to the Securities Purchase Agreement, Amendment No. 1 to the Securities Purchase Agreement and the Joinder Agreement filed as exhibits to our Form 8-K filed with the SEC on May 15, 2003. For a more complete understanding of the terms of these agreements, we urge you to read the agreements.

Price and Number of Shares Sold

The purchase price of the Series A convertible preferred stock is $25.00 per share. We are selling 1,640,000 shares of Series A convertible preferred stock which will be convertible into 16,400,000 shares of our common stock. Post-closing, the shares of Series A convertible preferred stock will represent approximately 34.8% of our outstanding shares (assuming conversion at the initial conversion price). On a fully-diluted basis, assuming the exercise of all of the warrants issued at the closing and all currently outstanding options to purchase common stock (regardless of exercise price), the shares of Series A convertible preferred stock and warrants issued at closing will represent approximately 34.6% of our capital stock.

The table below discloses the numbers of shares of Series A convertible preferred stock and warrants to purchase common stock to be acquired by each of the Series A investors and the percentage ownership of such investors after completion of the private placement:

Name of Series A Investor	Number of Shares of Series A Convertible Preferred Stock (1)	Percentage of Outstanding Shares Acquired in the Private Placement (2)		Number of Warrants to Purchase Common Stock
Entities affiliated with J.P. Morgan Partners	650,000	13.8%		812,500
Entities affiliated with Baker Brothers Investments	650,000	13.8%		812,500
Entities affiliated with Delphi Ventures	200,000	4.2%		250,000
BA Venture Partners	100,000	2.1	%(3)	125,000
T. Rowe Price Health Sciences Fund, Inc.	40,000	0.9%		50,000
Total Series A Investors	1,640,000	34.8	%(3)	2,050,000

(1)	Each share of Series A convertible preferred stock is initially convertible into ten shares of common stock, subject to adjustment in certain events including stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of our common stock.

(2)	This percentage is based on 47,192,344 shares outstanding after completion of the private placement and does not include any shares issuable upon exercise of warrants to purchase common stock to be acquired in the private placement or any other shares of our common stock held by the Series A investors.

(3)	Only includes shares of Series A convertible preferred stock purchased in the private placement by BAVP, LP, which is affiliated with BA Venture Partners, and excludes 2,040,816 shares of common stock held by BAVP, LP as of May 15, 2003. Calculations of beneficial ownership of our common stock held by the Series A investors are based solely on publicly-filed Schedule 13D’s or 13G’s, which five percent or greater stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2002. Based on our review of such filings, BA Venture Partners is the only holder of five percent or more of our stock that is a Series A investor.

If stockholder approval of the private placement is received, we may sell up to the number of shares of Series A convertible preferred stock and warrants to purchase common stock authorized pursuant to the Proposal, although we may agree to sell a lesser number of shares under the Securities Purchase Agreement as long as the aggregate value of the shares of Series A convertible preferred stock sold is at least $25 million.

Interest of BA Venture Partners in the Private Placement

Entities affiliated with BA Venture Partners currently own 2,040,816 shares of our common stock, representing beneficial ownership of approximately 6.6% of our common stock. As described above, in the private placement, BA Venture Partners intends to purchase 100,000 shares of Series A convertible preferred stock, which are initially convertible into 1,000,000 shares of our common stock and which will result in BA Venture Partners percentage ownership decreasing to approximately 6.4% after completion of the private placement as calculated in accordance with the table above. In addition, BA Venture Partners will receive warrants to purchase 125,000 shares of our common stock in the private placement.

Louis Bock, a Managing Director of BA Venture Partners, was a member of our Board of Directors until early 2002. However, Mr. Bock was not a member of our Board of Directors at any time when the Board was engaged in discussions regarding the private placement.

Representations and Warranties

The Securities Purchase Agreement contains representations and warranties by us relating to, among other things, our corporate organization, capitalization and due authorization, the sale and issuance of the Series A convertible preferred stock and common stock warrants, our SEC filings, our lack of undisclosed liabilities and material adverse changes, our compliance with laws and obtaining third party approvals, and the status of our intellectual property, third party contracts, tangible assets and real property. The Securities Purchase Agreement also contains representations and warranties by the Series A investors relating to, among other things, their status as accredited investors and their investment intent.

Covenants and Agreements

We have agreed to take certain actions prior to the closing of the private placement, including operating in the ordinary course of business and notifying the Series A investors of the occurrence of certain events.

Non-Solicitation

Prior to the closing of the private placement, we have agreed not to solicit, initiate, or take any action knowingly to facilitate any third party’s submission of any proposal for certain acquisitions, certain alternative financing transactions, or other transactions that could interfere with the consummation of the private placement. Despite these restrictions, if we conclude in good faith based on advice of legal counsel that we are required to do so in order to prevent a breach of the fiduciary duties of the Board of Directors to our stockholders, we are permitted to furnish information pursuant to an appropriate confidentiality agreement to a third party that has made a bona fide acquisition proposal, to carry on negotiations with a third party that has made a bona fide acquisition proposal or to take a position under applicable rules of the SEC with regard to any publicly disclosed third party proposal. Before taking any of these actions, we must provide the Series A investors with at least three business days notice of our intent to do so as well as the terms of the proposal and the identity of the persons making the proposal.

Conditions to Closing

The obligation of the Series A investors to effect the closing is conditioned on the satisfaction or waiver of the following conditions:

•	the filing of our Certificate of Designations with respect to the Series A convertible preferred stock;

•	our delivery of a duly executed Investor Rights Agreement, together with certain other documents and certificates, to the Series A investors;

•	our reservation of common stock for issuance upon the conversion of the Series A convertible preferred stock or exercise of the common stock warrants to be sold and issued pursuant to the Securities Purchase Agreement;

•	our delivery of a duly executed Regulatory Sideletter to the entities affiliated with J.P. Morgan Partners;

•	the amendment of our Amended and Restated Investors’ Rights Agreement dated as of December 22, 1999 to provide for pro rata cutbacks among the stockholders party to such agreement and the Series A investors in connection with certain registrations of securities by Seattle Genetics;

•	the amendment of our Amended and Restated Bylaws to permit written consents in lieu of meetings by the holders of Series A convertible preferred stock;

•	the absence of any event or occurrence which could reasonably be expected to have a material adverse effect with respect to Seattle Genetics;

•	our performance and compliance with the covenants and agreements set forth in the Securities Purchase Agreement;

•	the accuracy of our representations and warranties contained in the Securities Purchase Agreement as of the date they were originally made;

•	no applicable law having been enacted after May 12, 2003 and no legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding may be pending which prohibits or seeks to prohibit, or materially restricts or delays the consummation of the private placement or materially restricts or impairs the ability of the Series A investors to own securities of Seattle Genetics;

•	the absence of any pending or threatened legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding by the National Association of Securities Dealers, Inc. (NASD) to terminate the NASD’s quotation of our common stock on the Nasdaq National Market;

•	all notices, consents, approvals, and authorizations necessary to consummate the transactions contemplated by the Securities Purchase Agreement shall have been made and/or obtained;

•	director and officer liability insurance with coverage of at least $10,000,000 from a nationally recognized insurance company rated “A” or above shall be in effect and we shall have agreed to indemnify all directors to the fullest extent permissible under applicable law; and

•	to the extent that any Series A investor did not execute the Securities Purchase Agreement on May 12, 2003, such investor shall be reasonably acceptable to each of the entities affiliated with J.P. Morgan Partners and Baker Brothers Investments.

Our obligation to effect the closing is conditioned on the satisfaction or waiver of the following conditions:

•	the Series A investors purchase of shares of Series A convertible preferred stock with an aggregate purchase of at least $25,000,000 (or such lower amount as is permitted under the Option Agreement if applicable);

•	the Series A investors delivery of the purchase price for the Series A convertible preferred stock and common stock warrants;

•	the Series A investors performance and compliance with the covenants and agreements set forth in the Securities Purchase Agreement;

•	the accuracy of the representations and warranties made by the Series A investors in the Securities Purchase Agreement;

•	the delivery by the Series A investors of each agreement to which such Series A investor is a party;

•	the receipt of certain authorizations, approvals and permits effective as of the closing; and

•	the approval by our stockholders of the private placement.

Termination

The Securities Purchase Agreement may be terminated prior to the closing of the private placement as follows:

•	by mutual written consent of Seattle Genetics and purchasers who agreed to purchase 2/3rds of the shares of Series A convertible preferred stock being sold under the Securities Purchase Agreement;

•	by either Seattle Genetics or purchasers who agreed to purchase 2/3rds of the shares of Series A convertible preferred stock being sold under the Securities Purchase Agreement if any governmental authority has issued a restraining order or taken other action to permanently prohibit the issuance of the Series A convertible preferred stock under the Securities Purchase Agreement and that order or action has become final and non-appealable; or

•	by Seattle Genetics if we have received an alternative acquisition or financing proposal and our Board of Directors concludes in good faith based on advice of legal counsel that we are required to terminate the Securities Purchase Agreement in order to prevent a breach of the fiduciary duties of our Board of Directors to our stockholders. In order to terminate the Securities Purchase Agreement as a result of receiving an alternative proposal, we must have been in compliance with our obligations described above under “Non-Solicitation” and we must provide the Series A investors five business days advance notice of termination, together with the terms of the alternative proposal and the identity of the person making the proposal, so that the Series A investors may make a counter-offer prior to any commitment of Seattle Genetics to accept the alternative proposal.

The Securities Purchase Agreement may also be terminated prior to the closing of the private placement by purchasers who agreed to purchase  2/3rds of the shares of Series A convertible preferred stock being sold under the Securities Purchase Agreement as follows:

•	if the preliminary proxy statement to approve the transactions described in this proxy statement has not been filed by June 11, 2003 and the stockholders meeting described in this proxy statement has not been held by August 9, 2003;

•	if the preliminary proxy statement to approve the transactions described in this proxy statement has been filed by June 11, 2003 and the stockholders meeting described in this proxy statement has not been held by September 8, 2003;

•	after the expiration of a 15 day cure period, if any of our representations and warranties were not true and correct in all material respects on May 12, 2003 or if we have breached or failed to comply in any material respect with our obligations under the Securities Purchase Agreement, although any actions taken to cure any untruth or breach may not themselves cause another untruth or breach;

•	if the aggregate losses attributable to any breaches of our representations and warranties could reasonably be expected to exceed $3,500,000; or

•	if an event or occurrence has occurred that could reasonably be expected to have a material adverse effect on Seattle Genetics.

Expenses

At the closing of the private placement under the Securities Purchase Agreement or the Option Agreement, Seattle Genetics has agreed to pay the costs and expenses of the Series A investors incurred in connection with the private placement, including fees and expenses of counsel, accountants and other advisors up to $150,000 in the aggregate. In addition, Seattle Genetics is required to pay those expenses up to $150,000 if we fail to hold the stockholders meeting as required by the Securities Purchase Agreement or if we accept an alternative sale or financing proposal.

If either the entities affiliated with J.P. Morgan Partners or the entities affiliated with Baker Brothers Investments breach their obligations to close under the Securities Purchase Agreement, provided the other closing conditions have been satisfied and Seattle Genetics has complied with its obligations, the breaching party must pay Seattle Genetics’ costs and expenses incurred in connection with the private placement up to $150,000. However, if either the entities affiliated with J.P. Morgan Partners or the entities affiliated with Baker Brothers Investments purchase the shares they are required to purchase under the Securities Purchase Agreement then neither of them will be liable for those fees and expenses despite a breach by one of them.

The Option Agreement

Seattle Genetics, entities affiliated with J.P. Morgan Partners and entities affiliated with Baker Brothers Investments entered into an Option Agreement when the Securities Purchase Agreement was signed. These entities have the option, exercisable in their sole discretion, to purchase (at the same price per share as paid under, and on generally the same terms provided in, the Securities Purchase Agreement) a number of shares of Series A convertible preferred stock and warrants to purchase our common stock equal to the lesser of 19.99% of the voting power of Seattle Genetics outstanding immediately prior to the closing under the Option Agreement and the maximum amount of voting power we are permitted to issue without requiring stockholder approval under the rules of the NASD and Nasdaq.

The option may be exercised for 10 business days beginning on the earlier to occur of September 8, 2003 if we have not convened the stockholders meeting to approve the private placement by that date, the business day following the stockholders meeting described in this proxy statement if stockholder approval is not obtained at the meeting, or the date Seattle Genetics terminates the Securities Purchase Agreement as a result of our decision to accept an alternative acquisition or financing proposal. If the option is exercised, then the private placement agreements will be amended to provide the optionees with the right to designate one director and one person with the right to attend meetings of our Board of Directors as a non-voting observer. The Option Agreement terminates upon the closing of the private placement under the Securities Purchase Agreement.

The summary above is qualified by reference to the Option Agreement filed as an exhibit to our Form 8-K filed with the SEC on May 15, 2003. For a more complete understanding of the terms of the Option Agreement, we urge you to read the Option Agreement.

The Investor Rights Agreement

In connection with the Securities Purchase Agreement, we have agreed to enter into an Investor Rights Agreement with the Series A investors. The Investor Rights Agreement provides that the Series A investors will have the right to demand an unlimited number of registrations under the Securities Act of 1933, as amended, on Form S-3 with respect to the common stock issuable upon conversion of the Series A convertible preferred stock and the common stock issuable upon exercise of the common stock warrants, subject to certain exceptions. We are currently eligible to register the shares on a Form S-3. However, if we do not meet the Form S-3 requirements at a future time, we would be obligated, upon the demand of the Series A investors, to complete up to two demand registrations on a Form S-1. The Investors Rights Agreement also grants the Series A investors unlimited piggyback registration rights, subject to certain exceptions. We will bear the cost of all registration expenses, other than underwriting discounts and selling commissions applicable to the shares registered by the Series A investors and certain fees and expenses of counsel for the sellers.

The Series A investors also have the right to designate two directors as described in more detail below under “Terms of the Series A Convertible Preferred Stock—Right to Designate Directors.” We are obligated to provide copies of our SEC filings and access to our properties to the directors designated by the holders of Series A convertible preferred stock. We are also obligated to pay taxes, maintain customary insurance on our properties, preserve our corporate existence, keep proper books and records, maintain directors & officers liability insurance of at least $10 million, perform our obligations under the agreements related to the private placement, enter into customary invention assignment and nondisclosure agreements with our employees and consultants, perform our obligations under material indebtedness and provide the investors with advance notice of press releases and public announcements related to the private placement.

The summary above is qualified by reference to the Form of Investor Rights Agreement attached as an exhibit to our Form 8-K filed with the SEC on May 15, 2003. For a more complete understanding of the terms of the Investor Rights Agreement, we urge you to read the Investor Rights Agreement.

Terms of the Series A Convertible Preferred Stock

General

The following summarizes the material terms and provisions of the Series A convertible preferred stock, and is qualified in its entirety by reference to the terms and provisions of the form of Certificate of Designations of Series A Convertible Preferred Stock attached as an exhibit to our 8-K filed with the SEC on May 15, 2003. For a more complete understanding of the terms of the Series A convertible preferred stock, we urge you to read the Certificate of Designations.

Seniority

The Series A convertible preferred stock will rank senior to our common stock and each other class or series of capital stock of Seattle Genetics now or hereafter established with respect to rights on liquidation.

Dividends

The Series A convertible preferred stock will not be entitled to receive any cumulative or non-cumulative dividends, although the holders of the Series A convertible preferred stock will be entitled to receive dividends, if any, paid on any other shares of our capital stock based on the number of shares of common stock into which such holder’s shares of Series A convertible preferred stock would then convert.

Rights Upon Liquidation

In the event of any voluntary liquidation, dissolution or winding up of Seattle Genetics, the holders of Series A convertible preferred stock will be entitled to receive out of the assets available for distribution to our stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions equal to the greater of 100% of the original purchase price per share and the amount the holders would have been entitled to receive if they had converted the Series A convertible preferred stock into common stock prior to the liquidation, dissolution or winding up. Certain sale transactions approved by our Board of Directors that would result in a change of control of Seattle Genetics will also be considered a liquidation, including: a sale of all or substantially all of the assets of Seattle Genetics (including a sale of a division of Seattle Genetics or of assets that would materially change the nature of our business), and a merger, consolidation, stock sale or other transaction (other than an equity or debt financing transaction where individuals who were part of our Board of Directors prior to such transaction constitute  3/4ths or more of the Board of Directors following the transaction). After payment of the full amount of the liquidating distributions to which holders of the Series A convertible preferred stock are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock.

If a sale transaction occurs on or before the fourth anniversary of the issuance of the Series A convertible preferred stock and the holders of outstanding Series A convertible preferred stock receive less than their liquidation preference in cash, then the holders of Series A convertible preferred stock will be entitled to receive consideration with a value equal to their portion of the liquidation preference paid in cash and new preferred securities of the surviving entity of the sale transaction. The new preferred securities are required to have terms substantially similar to the Series A convertible preferred stock. This requirement to pay cash or issue new preferred securities does not apply if the consideration to be received by the Series A holders has an aggregate value of more than $6.25 per share determined on the date definitive documentation for such sale transaction is signed or if holders of  2/3rds of the outstanding shares of Series A convertible preferred stock waive this requirement.

Conversion

Each share of Series A convertible preferred stock is initially convertible, at the holder’s option at any time after the first anniversary of the closing, into the number of shares of common stock equal to the initial purchase price divided by $2.50, subject to adjustment as described below. This results in a 1 for 10 conversion ratio. In addition, after the first anniversary of the closing, holders of  2/3rds of the outstanding shares of Series A convertible preferred stock can force all outstanding shares of Series A convertible preferred stock to be converted into common stock. At any time after the fourth anniversary of the date the Series A convertible preferred stock is issued, Seattle Genetics has the option to cause the conversion of the outstanding Series A convertible preferred stock into common stock if the volume weighted average price per share of our common stock for the 60 consecutive trading dates immediately preceding the conversion date is equal to or greater than $6.25 per share, the daily average trading volume for the 60 day period is at least 75,000 shares and the volume weighted average trading price per share for each of the five trading days immediately preceding the conversion date is at least $6.25 per share.

There will be no change to the conversion ratio subsequent to issuance of the Series A convertible preferred stock based upon the trading price of our common stock. The conversion price of the Series A convertible preferred stock will be adjusted for stock splits, stock dividends, combinations, and other similar recapitalizations of our outstanding common and preferred stock.

Voting Rights

Holders of the Series A convertible preferred stock will have the right to vote together with the holders of common stock as a single class on all matters, other than the election of directors. Each share of Series A convertible preferred stock will be entitled to one vote for each share of common stock in which such share of Series A convertible preferred stock could then be converted. The rights of the holders of Series A convertible preferred stock to designate directors are described below under “Right to Designate Directors.”

For so long as any shares of Series A convertible preferred stock remain outstanding, the approval of the holders of  2/3rds of the then outstanding Series A convertible preferred stock will be required to:

•	alter or change the rights, privileges or preferences of the Series A convertible preferred stock, or

•	amend, alter or repeal our certificate of incorporation, the certificate of designations or bylaws if the amendment, alteration or repeal would have an adverse effect on the terms or powers of the Series A convertible preferred stock.

For so long as  1/3rd of the shares of Series A convertible preferred stock issued at the closing remain outstanding, the approval of the holders of  2/3rds of the then outstanding Series A convertible preferred stock will be required to:

•	issue, sell or decrease the number of authorized shares of Series A convertible preferred stock, or

•	declare, pay, set aside or reserve amounts for the payment of any dividend or any similar distribution on our common stock or capital stock other than the Series A convertible preferred stock.

For so long as  1/3rd of the shares of Series A convertible preferred stock issued at the closing remain outstanding, the approval of the holders of a majority of the then outstanding Series A convertible preferred stock will be required to:

•	authorize or issue any shares of any of our securities, or reclassify any of our securities into other securities, that would rank pari passu with or senior to the Series A convertible preferred stock, or

•	permit our outstanding indebtedness to exceed $20 million.

Right to Designate Directors

So long as at least 37.5% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the holders of Series A convertible preferred stock have the right, voting together as a separate class, to designate two members of our Board of Directors. If between 18.75% and 37.5% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the holders of Series A convertible preferred stock have the right, voting together as a separate class, to designate one member of our Board of Directors. If less than 18.75% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the rights of the Series A investors to vote separately for the election of directors shall terminate.

Under the Investor Rights Agreement, one preferred director will be designated by J.P. Morgan Partners and one will be designated by Baker Brothers Investments. The right of J.P. Morgan Partners and Baker Brothers Investments, as applicable, to designate a director terminates if J.P. Morgan Partners or Baker Brothers Investments, as applicable, holds less than 50% of the Series A convertible preferred stock (or common stock issued upon conversion thereof) purchased by it at the closing. If J.P. Morgan Partners or Baker Brothers Investments loses its right to designate a director, then our Board of Directors may fill the vacancy or reduce the number of directors authorized in our bylaws. Pursuant to these rights and the Investor Rights Agreement, we have agreed that Srinivas Akkaraju, M.D., Ph.D. and Felix Baker, Ph.D. will join our Board of Directors upon completion of the transaction.

Dr. Akkaraju has been a Principal at J.P. Morgan Partners since April 2001. From October 1998 to April 2001, he was in Business and Corporate Development at Genentech, Inc., a biotechnology company, most recently as Senior Manager. Prior to joining Genentech, Dr. Akkaraju was a graduate student at Stanford University, where he earned his M.D. and a Ph.D. in Immunology. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University.

Dr. Baker is a Managing Director of Baker Brothers Investments, an investment firm, and a Managing Member of Baker Bros. Advisors, LLC, an investment advisory firm. Dr. Baker and his brother Julian Baker co-founded and have managed a biotechnology investing partnership since 1994. Over the past few years, the Bakers have also partnered with major universities and other endowments to create multiple additional funds. Collectively, these funds are known as Baker Brothers Investments. Dr. Baker received his Ph.D. in Immunology and a B.S. in Biology with honors from Stanford University. He is a director of Neurogen, Inc. (Nasdaq: NRGN), Conjuchem Inc. (TSX: CJC) and various privately held companies.

Redemption

The Series A convertible preferred stock is not redeemable.

Pre-emptive Rights

If we propose to grant rights to acquire our securities pro rata to all holders of 2% or more of our outstanding common stock, holders of Series A convertible preferred stock will have the right to acquire the number of such securities they would have acquired had they converted their Series A convertible preferred stock into common stock at the time of such grant. If we propose to offer rights to purchase our preferred stock to any stockholders, then the holders of Series A convertible preferred stock will have the right to acquire up to the number of securities necessary to maintain their percentage interest in Seattle Genetics. If we propose to redeem any of our outstanding capital stock, other than certain shares issued under our equity incentive plans, then we are required to first offer to repurchase a like amount of the Series A convertible preferred stock at a purchase price determined using the volume weighted average price for the four trading days prior to our offer.

Terms of the Warrants

Each warrant will be exercisable for a number of shares that represents 12.5% of the common stock into which the Series A convertible preferred stock purchased by a Series A investor is initially convertible. The per share exercise price of the common stock warrant will be $6.25. The warrants will be exercisable in whole or in part at any time after their issuance on the closing until December 31, 2011, and will expire if not exercised prior to such date. The warrants will provide for a cashless exercise by the warrant holder if available. The warrant exercise price and the number of shares subject to the warrants will be subject to adjustment in certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of our common stock.

The preceding summary is qualified in its entirety by reference to the terms and provisions of the form of Warrant attached as an exhibit to our 8-K filed with the SEC on May 15, 2003. For a more complete understanding of the terms of the Warrant, we urge you to read the Warrant.

Regulatory Sideletter

Pursuant to a Regulatory Sideletter to be entered into at the closing under the Securities Purchase Agreement, if any of the entities affiliated with J.P. Morgan Partners has a regulatory problem that is reasonably likely to result in a material violation of law or a material impairment of the affected entity’s ability to conduct its business, then we are obligated to assist the affected entity with transferring its securities to another affiliate of J.P. Morgan Partners, subject to compliance with applicable laws and regulatory requirements to which we may be subject, or to permit the affected entity to exchange its securities for non-voting securities that are identical in all material respects to the voting securities held by the affected entity. These non-voting securities will be convertible back into voting securities on terms to be agreed upon by the affected entity and Seattle Genetics. We are required to use commercially reasonable efforts if stockholder approval is required for any transactions covered by the Regulatory Sideletter, subject to our right to defer the filing of a proxy statement for any transaction requiring stockholder approval for up to 90 days under certain circumstances if we are at the time engaged in a material transaction. The entities affiliated with J.P. Morgan Partners will pay all of our actually incurred, out-of-pocket reasonable costs and expenses incurred in complying with our obligations under the Regulatory Sideletter.

Absence of Market for Series A Convertible Preferred Stock

There is no established trading market for the Series A convertible preferred stock. We do not intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on a service such as the Nasdaq National Market.

Use of Proceeds

As described above, the Series A investors have committed to purchase $41 million of Series A convertible preferred stock. We intend to use the net proceeds from the private placement (after payment of expenses related to the private placement) for working capital for ongoing and planned clinical trials, research and development programs and general corporate purposes.

Nasdaq Stockholder Approval Requirement

Our common stock is listed on the Nasdaq National Market. Under Nasdaq Marketplace Rule 4350(i)(l)(B), stockholder approval is required in connection with the issuance of securities that could result in a “change of control” of an issuer. In addition, Rule 4350(ii)(1)(D)(ii) requires stockholder approval for any transaction other than a public offering involving the sale, issuance or potential issuance by a company of common stock (or stock convertible into common stock or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Rule 4350(i)(1)(B) does not define when a change of control of an issuer may be deemed to have occurred; however, a recent NASDAQ Corporate Governance Proposal suggests that, under certain circumstances, a change of control of an issuer is presumed to have occurred if an investor acquires 20% of an issuer’s outstanding voting power. Although the private placement described in this proxy statement involves the issuance by us of securities convertible into or exercisable for shares of our common stock that would represent more than 20% of our currently outstanding common stock, Seattle Genetics does not necessarily believe that the issuance of the securities would constitute a change of control. However, to ensure compliance with Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) because the issue price of the Series A convertible preferred stock was below the market price of our common stock on the date of the Securities Purchase Agreement and to satisfy the change of control restrictions contained in Rule 4350(i)(1)(D)(ii) if they apply, we are now seeking approval by the stockholders of Seattle Genetics prior to the issuance of securities that would cause the Series A investors to own, following the conversion of the Series A convertible preferred stock shares of our common stock and exercise of warrants to purchase shares of our common stock, in excess of 20% of our outstanding common stock.

Required Vote

Approval of the private placement described in this Proposal requires the affirmative vote of a majority of the total votes cast by holders of the outstanding shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS APPROVED THE MATTERS INCLUDED IN THE PROPOSAL AND BELIEVES THAT THEY ARE FAIR TO, AND IN THE BEST INTERESTS OF, US AND OUR STOCKHOLDERS. THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows how much common stock was owned as of May 15, 2003 by each member of our Board of Directors, by each owner of more than five percent of our outstanding common stock, by each of our five most highly compensated officers during 2002 and by all officers and directors as a group. Unless otherwise indicated, the address of the individuals and entities below is c/o Seattle Genetics, Inc., 21823 - 30th Drive S.E., Bothell, WA 98021.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock (1) (2)
Cascade Investment, LLC 2365 Carillon Point Kirkland, WA 98033	3,521,088	11.4%

Vulcan Ventures, Inc. 110 - 100th Avenue N.E., Suite 550 Bellevue, WA 98004	2,721,088	8.8%

Michael F. Powell, Ph.D. (3) Sofinnova Venture Partners 140 Geary Street, 10th Floor San Francisco, CA 94108	2,724,856	8.8%

BAVP, LP 950 Tower Lane, Suite 700 Foster City, CA 94404	2,040,816	6.6%

H. Perry Fell, Ph.D. (4)	1,932,332	6.2%

Clay B. Siegall, Ph.D. (5)	1,929,832	6.2%

Royce & Associates, L.L.C. 1414 Avenue of the Americas Ninth Floor New York, NY 10019	1,719,900	5.6%

Genentech, Inc. 1 DNA Way South San Francisco, CA 94080	1,663,530	5.4%

Jonathan Gallen (6) AHAB Partners 450 Park Avenue, 28th Floor New York, 10222	1,557,300	5.1%

Karl Erik Hellström, M.D., Ph.D. (7)	947,500	3.1%

Tim Carroll (8)	319,815	1.0%

Morris Z. Rosenberg, D.Sc. (9)	141,250	*

Amy P. Sing, M.D. (10)	92,940	*

Marc Lippman, M.D. (11)	74,583	*

Douglas E. Williams, Ph.D. (12).	25,520	*

Douglas G. Southern (13)	8,770	*

All directors and executive officers as a group (11 persons) (14)	8,354,192	26.1%

*	Less than 1 percent

(1)	Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise or otherwise, within 60 days after May 15, 2003.

(2)	Percentage of beneficial ownership is based on 30,792,344 shares outstanding as of May 15, 2003. For each named person, the percentage ownership includes stock that the person has the right to acquire within 60 days after May 15, 2003, as described in Footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person. Beneficial ownership calculations for five percent or greater stockholders are based solely on publicly-filed Schedule 13D’s or 13G’s, which five percent or greater stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2002.

(3)	Includes 2,606,565 shares held by Sofinnova Venture Partners IV, LP and 73,707 shares held by Sofinnova Venture Affiliates IV, LP. Dr. Powell is a general partner of Sofinnova Venture partners and as such may be deemed to share voting and investment power with respect to such shares. Dr. Powell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. Also includes 24,583 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003.

(4)	Includes 438,332 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003.

(5)	Includes 438,332 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003.

(6)	Consists of an aggregate of 1,557,300 shares held by Ahab Partners, L.P., Ahab International, Ltd. and various other private investment funds over which Jonathan Gallen possesses sole power to vote and direct the disposition of shares.

(7)	Includes 47,500 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003.

(8)	Includes 8,854 shares issuable upon exercise of an option exercisable within 60 days of May 15, 2003. In addition, as of May 15, 2003, Seattle Genetics has a right to repurchase 125,000 shares held by Mr. Carroll, which repurchase right lapses ratably each month through July 2004.

(9)	Represents 141,250 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003.

(10)	Includes 15,833 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003. In addition, as of May 15, 2003, Seattle Genetics has a right to repurchase 16,875 shares held by Dr. Sing under two options. Under the first option, 3,750 shares are subject to a repurchase right that lapses ratably each month through February 2004. Under the second option, 13,125 shares are subject to a repurchase right that lapses ratably each month through November 2004.

(11)	Includes 37,083 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003. In addition, as of May 15, 2003, Seattle Genetics has a right to repurchase 10,157 shares held by Dr. Lippman, which repurchase right lapses ratably each month through June 2004.

(12)	Includes 23,020 shares issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(13)	Includes 6,770 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003.

(14)	Includes 1,220,203 shares issuable upon exercise of options exercisable within 60 days of May 15, 2003.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this proxy statement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for information incorporated by reference that is superceded by information contained in this proxy statement or incorporated by reference to a subsequent document that we filed with the SEC. This proxy statement incorporates by reference the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 27, 2003,

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the SEC on May 9, 2003, and

•	Our Current Report on Form 8-K filed with the SEC on May 15, 2003.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement are also incorporated by reference in this proxy statement and made a part of this proxy statement from the date we file the documents with the SEC.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at:

Investor Relations

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, WA 98021

(425) 527-4000

We will provide, by first class mail within one business day of the request, a copy of any and all information incorporated by reference in the proxy statement (excluding exhibits to the information incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates).

OTHER MATTERS

We do not know of any other matters to be submitted to stockholders at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

We do not expect representatives of PricewaterhouseCoopers, LLP, our independent accountants, to be present at the Special Meeting.

THE BOARD OF DIRECTORS

SEATTLE GENETICS, INC.

[                        ], 2003

Annex A

[Logo of CIBC World Markets]	CIBC WORLD MARKETS CORP. 2460 Sand Hill Road Suite 201 Menlo Park, CA 94025 Tel: 650-234-2400

May 12, 2003

Board of Directors

Seattle Genetics Inc.

22215 26th Avenue SE

Bothell, Washington 98021

Members of the Board:

Seattle Genetics Inc. (the “Company”) is contemplating the sale of up to $40 million in Series A Convertible Preferred Stock of the Company (the “Preferred Stock”) and warrants to purchase common stock of the Company (“Warrants”) to a group of investors that will include J.P. Morgan Partners, LLC, Baker Brothers Investments and/or one or more of their respective affiliates, and any additional investors mutually satisfactory to J.P. Morgan Partners, LLC and the Company (collectively, the “Investors”).

The Preferred Stock will be issued at an original per share purchase price equal to the volume weighted, 30-consecutive trading day trailing average price of the common stock of the Company (the “Common Stock”) ending on the date the Securities Purchase Agreement for the Preferred Stock and the Warrants is executed by the Company and the Investors (“Execution Date”), multiplied by a factor of 10 (the “Purchase Price”). The Series A Preferred Stock will initially convert into Common Stock on a 1:10 basis. The Warrants will be exercisable for that number of shares of Common Stock equal to 12.5% of the aggregate number of shares of Common Stock into which the Preferred Stock is convertible. The per share exercise price under the Warrants will be two and one-half (2 1/2) times the volume weighted, 30-consecutive trading day trailing average price of the Common Stock of the Company ending on the Execution Date.

In the event that the stockholders of the Company do not approve the Transaction, the Company has granted the Investors an option (the “Option”) to purchase up to an aggregate number of shares of Preferred Stock and Warrants that are exercisable for, as the case may be, the lesser of (a) 19.99% of the Common Stock or voting power of the Company outstanding immediately prior to the exercise of the Option and (b) the maximum amount of Common Stock that the Company is permitted to sell and issue, without stockholder approval, under applicable laws, including regulations promulgated by the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc.

Such transaction and related transactions disclosed to CIBC World Markets Corp. are referred to collectively herein as the “Transaction.”

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of the Company that are not Investors of the consideration to be received by the Company in connection with the Transaction. The Opinion does not address the Company’s underlying business decision to effect the Transaction, the structure or the tax consequences of the Transaction. We have not been requested to, and did not, solicit third party indications of interest in financing or acquiring all or any part of the Company. Further, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it. This letter does not express any opinion as to the likely trading range of the Company’s Common Stock following the Financing, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual report on Form 10-K for the fiscal year ended 2002 and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2003;

2.	reviewed copies of the following agreements provided to us by the Company on May 9, 2003 (the “Transaction Documents”):

•	Summary of Principal Terms and Conditions for the Preferred Stock Investment in Seattle Genetics Inc. dated April 9, 2003;

•	Form of Certificate of Designations of Series A Convertible Preferred Stock;

•	Form of Investor Rights Agreement;

•	Securities Purchase Agreement dated as of May 12, 2003;

•	Form of Warrant;

•	Option Agreement dated as of May 12, 2003; and

•	Form of Regulatory Sideletter.

3.	met telephonically with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

4.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ended December 31, 2003 through 2009;

5.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

6.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

7.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us in writing by the Company have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and we have not independently verified the accuracy and completeness of any information and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and that can be evaluated by us at the date of this Opinion.

In the ordinary course of our business, we may trade the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Subject to the terms of our engagement, it is understood that this Opinion is for the information of the Board of Directors in evaluating the Transaction and does not constitute a recommendation to any stockholder of the Company regarding how to vote on the proposed Transaction and may not be disclosed or used for any other purpose without our prior written consent. The Company may include the full text of this Opinion in any proxy statement prepared by the Company in connection with soliciting stockholder approval of the Transaction.

Based upon the foregoing, and in reliance thereon, and assuming that the Transaction is consummated on the terms and conditions contained in the Transaction Documents reviewed by us, it is our opinion that the consideration to be received by the Company in connection with the Transaction is fair to its stockholders who are not Investors from a financial point of view.

Very truly yours,

/s/    CIBC WORLD MARKETS CORP.

CIBC WORLD MARKETS CORP.

PROXY

SEATTLE GENETICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SEATTLE GENETICS, INC.

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [                        ], 2003.

The undersigned stockholder of Seattle Genetics, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated [                    ], 2003, and hereby appoints Clay B. Siegall and H. Perry Fell, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on [                    ], 2003 at xx:00 a.m., local time, at 21823 - 30th Drive S.E., Bothell, Washington, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE PRIVATE PLACEMENT.

(Please mark, sign and date on reverse side and return immediately)

VOTE ELECTRONICALLY!

THERE ARE TWO FAST, CONVENIENT OPTIONS AND

YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED.

We encourage you to vote your shares electronically to ensure timely tabulation and representation at the Special Meeting. Follow the instructions on the reverse side for Internet or telephone voting.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

Please mark your votes as indicated in this example	☒

PROPOSAL:

To consider and vote upon a proposal to		FOR	AGAINST	ABSTAIN

(a)

approve a private placement of $41 million of our Series A convertible preferred stock and warrants to purchase 2,050,000 shares of common stock pursuant to a Securities Purchase Agreement dated May 12, 2003, as amended by Amendment No. 1 dated May 14, 2003, to entities affiliated with J.P. Morgan Partners, Baker Brothers Investments, Delphi Ventures, BA Venture Partners and T. Rowe Price Health Science Fund, Inc.,

		☐	☐	☐

(b)	authorize the issuance of 16,400,000 shares of our common stock upon conversion of the Series A convertible preferred stock and

(c)	authorize the issuance of 2,050,000 shares of common stock upon exercise of the warrants, all as further described in the proxy materials.

Signature	Signature	Date

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

é    IF VOTING BY MAIL, FOLD AND DETACH HERE    é

Vote by Internet or Telephone or Mail

Internet and telephone voting is available through 11:00 p.m. Eastern Time on the day prior to the Special Meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

Internet	Telephone	Mail
http://www.eproxy.com/sgen	1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Proxy Statement	MELLON CONTROL
on the Internet at http://www.seattlegenetics.com/news/index.htm	NUMBER AREA